Exhibit (g)(1)

INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (this “Agreement”), dated as of September 15, 2023, is entered into by and between Brookfield Infrastructure Income Fund Inc., a Maryland corporation (the “ Fund”), and Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., a Manitoba limited partnership (the “Adviser”).

WHEREAS, the Fund is a newly organized non-diversified, closed-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund is authorized to issue its shares of common stock, par value $0.0001 per share (the “Shares”), in one or more classes, with each such class representing interests in the same portfolio of securities and other assets;

WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Fund desires to retain the Adviser to provide investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is willing to provide services to the Fund in the manner and on the terms and conditions set forth.

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

SECTION 1.    Duties of Adviser.

(a)        The Fund hereby appoints the Adviser to provide investment advisory services to the Fund, for the period and on the terms set forth in this Agreement, and in connection therewith to: (i) continuously review, supervise and administer the investment program of the Fund, including advising and consulting with the Fund’s board of directors (each director, a “Director” and together, the “Board of Directors”); (ii) manage the investment and reinvestment of the Fund’s assets; (iii) determine in its discretion the assets to be purchased or sold and the portion of the Fund’s assets to be held uninvested; (iv) advise the Fund with respect to all matters relating to the Fund’s use of leveraging techniques; (v) provide or procure the provision of research and statistical data to the Fund in relation to investing and other matters within the scope of the investment objective and limitations of the Fund; (vi) monitor the performance of the Fund’s outside service providers, including the Fund’s transfer agent and custodian; (vii) provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain; and (viii) render regular reports to the Fund’s officers and Board of Directors concerning the Adviser’s discharge of the foregoing responsibilities. The Adviser also shall manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto, subject always to the control of the Fund’s Board of Directors, and to the provisions of the organizational documents of the Fund, the registration statement of the Fund on Form N-2, including the Fund’s Prospectus and Statement of Additional Information, any public filings made pursuant to the Securities Exchange Act of 1934 or the New York Stock Exchange requirements, if applicable, including any press releases, and the 1940 Act and other applicable law, in each case as from time to time amended and in effect. Subject to the foregoing, the Adviser may delegate any or all of its responsibilities to one or more investment sub-advisers, which sub-advisers may be affiliates of the Adviser, subject to the approval of the Board of Directors of the Fund; provided, however, that the Adviser shall remain responsible to the Fund with respect to its duties and obligations set forth in this Agreement. The Adviser agrees to furnish advice and recommendations to the Fund and the Board of Directors with respect to the selection and continued employment of any sub-adviser(s) to provide investment advisory services to the Fund on terms and conditions, including, but not limited to, the compensation payable to any such sub-adviser(s), approved in the manner provided by applicable law.

(b)        The Adviser accepts such appointment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

(c)        If it is necessary or appropriate for the Adviser to make investments on behalf of the Fund through an operating entity or special purpose vehicle, the Adviser shall have authority to create, or arrange for the creation of, such operating entity or special purpose vehicle and to make such investments through such operating entity or special purpose vehicle, in accordance with the 1940 Act. The Board of Directors may grant the Adviser specific power and authority regarding the acquisition, operation, management, financing, refinancing, or disposition of the Fund’s investments from time to time.

(d)        The Adviser shall have sole authority to exercise whatever powers the Fund may possess with respect to any of its assets, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer.

SECTION 2.    Portfolio Transactions.

(a)        The Adviser is authorized to select the brokers, dealers or other agents that will execute the purchases and sales of investments for the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.

(b)        In placing portfolio transactions for the Fund, it is recognized that the Adviser will use commercially reasonable efforts to secure the most favorable price and efficient execution. Consistent with this policy, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Adviser may be a party. It is understood that neither the Fund nor the Adviser has adopted a formula for allocation of the Fund’s investment transaction business. It is also understood that it is desirable for the Fund that the Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than would otherwise result when allocating brokerage transactions to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, subject to Section 28(e) of the Securities Exchange Act of 1934 and any restrictions and guidelines established by the Board of Directors, the Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers. It is understood that the services provided by such brokers may be useful or beneficial to the Adviser in connection with its services to other clients.

(c)        On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(d)        The Adviser will promptly communicate to the officers of the Fund and the Board of Directors such information relating to portfolio transactions as they may reasonably request.

SECTION 3.    Compensation of the Adviser.

In consideration of the services to be rendered by the Adviser under this Agreement, the Fund agrees to pay the Adviser a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth.

(a)        Management Fee. The Management Fee is payable quarterly in arrears and calculated monthly at an annual rate of 1.25% of the value of the Fund’s net assets, which is calculated as of the close of business on the last business day of each month. For purposes of this Agreement, a “business day” is any day the Fund is open for business or as otherwise provided in the Fund’s Prospectus.

(b)        Incentive Fee. The Incentive Fee is accrued monthly and payable annually in arrears in an amount equal to 12.5% of the Fund Income for the applicable year. For purposes of calculating the Incentive Fee, “Fund Income” means (i) distributions received by the Fund from the Fund’s Private Portfolio investments; plus (ii) distributions received by the Fund of net investment income (or loss) from debt, preferred equity investments and traded securities; minus (iii) the Fund’s expenses (excluding the incentive fee and distribution and servicing fees). “Private Portfolio” investments means the Fund’s private investments in equity and debt securities of companies and entities that own infrastructure assets. Fund Income does not include any component of capital gains or capital appreciation. For the avoidance of doubt, the Adviser is not entitled to any incentive fee based on the capital gains or capital appreciation of the Fund or its investments.

(c)        Partial Fees. If the Management Fee and/or Incentive Fee payable to the Adviser pursuant to this Section 3 begin to accrue before the end of any payment period or if this Agreement terminates before the end of any payment period, the Management Fee and/or Incentive Fee for the period from that date to the end of that payment period or from the beginning of that payment period to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full payment period in which the effectiveness or termination occurs.

(d)       Method of Payment. The Fund shall make any payments due hereunder to the Adviser or, if the Adviser directs, to an entity the Adviser controls, is controlled by the Adviser or with which the Adviser is under common control. Subject to the requirements of the 1940 Act and any applicable exemptive relief from the U.S. Securities and Exchange Commission (the “Commission”), the Adviser may elect to receive all or a portion of the Management Fee and Incentive Fee in the Fund’s Shares in lieu of cash as follows:

(i)        At the beginning of each fee calculation period, the Adviser will notify the Fund of its election to receive any Management Fees or Incentive Fees for such payment period in cash, Class I Shares or a combination of cash and Class I Shares.

(ii)       The number of Class I Shares that the Adviser will receive will be equal to the quotient of (x)  the sum of the cash value of Management Fees and Incentive Fees elected by the Adviser for payment in Class I Shares and (y) the greater of (i) the then-current net asset value per share of the Class I Shares when such fees become due and (ii) the then-current offering price of the Fund’s Class I Shares when such fees become due.

SECTION 4.    Expenses.

The Fund shall be responsible for all the costs and expenses of its operations, administration and transactions, including, but not limited to:

(a)        investment advisory fees, including Management Fees and Incentive Fees, to the Adviser, pursuant to this Agreement; and

(b)        all other expenses of the Fund’s operations, administration and transactions including, without limitation, those relating to:

(i)         organizational and offering expenses (including out-of-pocket expenses, but not overhead or employee costs of the Adviser);

(ii)       outside counsel, accountants, auditors, appraisers, valuation experts, consultants, administrators, custodians, depositories, trustees, transfer agents, dividend disbursing agents and dividend reinvestment plan agents and other similar outside advisors and service providers with respect to the Fund and its investments (including the cost of the valuation, or any fairness opinion relating to, any asset or liability or other transaction of the Fund, as applicable);

(iii)      the cost of calculating the Fund’s net asset value, including the fees, costs and expenses associated with any third-party appraiser or other valuation expert;

(iv)       the cost of effecting any sales and repurchases of Shares and other securities;

(v)        fees and expenses payable under any distribution and selected dealer agreements, if any;

(vi)       principal, interest on and fees, costs and expenses relating to or arising out of all borrowings made by the Fund, including fees, costs and expenses incurred in connection with the negotiation and establishment of the relevant credit facility, credit support or other relevant arrangements with respect to such borrowings or related to securing the same by mortgage, pledge, or other encumbrance, if applicable;

(vii)     expenses (including the allocable portions of compensation and out-of-pocket expenses such as travel expenses) or an appropriate portion thereof of employees of the Adviser to the extent such expenses relate to attendance at meetings of the Board of Directors or any committees thereof;

(viii)    investment costs, including all fees, costs and expenses incurred in identifying, investigating (and conducting diligence with respect to), evaluating, structuring, consummating, holding, monitoring or selling potential and actual investments, including (A) brokerage commissions, clearing and settlement charges, custodial fees, investment banking fees, bank charges, placement, syndication and solicitation fees, arranger fees, sales commissions and other investment, execution, closing and administrative fees, costs and expenses; (B) any expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser, or members of its investment team, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on actual or potential investment opportunities, including any travel-related costs and expenses incurred in connection therewith (including costs and expenses of accommodations and meals, costs and expenses related to attending trade association meetings, conferences or similar meetings for purposes of evaluating actual or potential investments); (C) expenses associated with portfolio and risk management, including hedging transactions and related costs; (D) the organization, operation, administration, restructuring or termination, liquidation, winding up and dissolution of any entities through which the Fund makes investments; and (E) outside counsel, accountants, auditors, consultants, and other similar outside advisors and service providers incurred in connection with designing, implementing and monitoring participation by portfolio investments in compliance and operational “best practices” programs and initiatives;

(ix)       all fees, costs and expenses, if any, incurred by or on behalf of the Fund in developing, negotiating and structuring prospective or potential investments that are not ultimately made, including without limitation any fees and expenses of any legal, financial, accounting, consulting, or other advisors, or lenders, investment banks, and other financing sources in connection with arranging financing for transactions that are not consummated, any travel and accommodation expenses, and any deposits or down payments that are forfeited in connection with, or amounts paid as a penalty for, unconsummated transactions;

(x)        fees and expenses associated with the Fund’s marketing efforts, including costs in connection with the Fund’s website and sales and marketing materials;

(xi)       federal and state registration fees, franchise fees, any stock exchange listing fees and fees payable to rating agencies;

(xii)     Independent Directors’ fees and expenses including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the Independent Directors;

(xiii)    costs of preparing financial statements and maintaining books and records, costs of Sarbanes-Oxley Act of 2002 compliance and attestation, costs of preparing and filing reports or other documents with the Commission, Financial Industry Regulatory Authority, U.S. Commodity Futures Trading Commission (“CFTC”) and other regulatory bodies and other reporting and compliance costs, including registration and exchange listing and the costs associated with reporting and compliance obligations under the 1940 Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;

(xiv)    all fees, costs and expenses associated with the preparation and issuance of the Fund’s periodic reports and related statements (e.g., financial statements and tax returns) and other printing and reporting-related expenses (including other notices and communications) in respect of the Fund and its activities (including internal expenses, charges and/or related costs incurred, charged or specifically attributed or allocated by the Fund or the Adviser or its affiliates in connection with such provision of services thereby);

(xv)      the costs of any reports, proxy statements or other notices to shareholders (including printing and mailing costs) and the costs of any meetings of stockholders of the Fund (collectively, “Stockholders” and each a “Stockholder”) or the Board of Directors;

(xvi)     proxy voting expenses;

(xvii)   costs associated with the Fund’s Shares being listed on a national securities exchange or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which Stockholders receive shares of a publicly traded company which continues to be managed by the Adviser or an affiliate thereof (including any initial public offering in connection therewith);

(xviii)  costs of registration rights granted to certain investors;

(xix)     any taxes, tax-related interest, fees or other governmental charges (including any penalties incurred where the Adviser lacks sufficient information from third parties to file a timely and complete tax return) levied against the Fund or on its income or assets or in connection with its business or operations, including (i) the business or operations of any entities through which the Fund invests and (ii) preparation expenses in connection with such governmental charges (which includes the preparation and filing of any forms, schedules, filings, information or other documents necessary to comply with applicable tax reporting obligations;

(xx)      any audit, examination, investigation or other proceeding by any taxing authority or incurred in connection with any governmental or regulatory inquiry, investigation or proceeding, in each case, involving or otherwise applicable to the Fund, including the amount of any judgments, settlements, remediation or fines paid in connection therewith (excluding for the avoidance of doubt, any expenses with respect to which an indemnitee would not be entitled to indemnification or advancement);

(xxi)     actual or potential litigation or other dispute related to the Fund or any actual or potential portfolio investment (including expenses incurred in connection with the investigation, prosecution, defense, judgment or settlement of litigation) and other extraordinary expenses related to the Fund or actual or potential portfolio investment (including fees, costs and expenses that are classified as extraordinary expenses under generally accepted accounting principles in the United States), excluding for the avoidance of doubt, any expenses with respect to which an Indemnified Party would not be entitled to indemnification or advancement by reason of the limitations set forth in Section 8 below;

(xxii)    all fees, costs and expenses associated with procuring, developing, implementing or maintaining information technology, data subscription and license-based services, research publications, materials, equipment and services, computer software or hardware and electronic equipment for the Fund, including in connection with identifying, investigating (and conducting diligence with respect to) or evaluating, structuring, consummating, holding, monitoring, or selling potential and actual investments (including fees, costs and expenses associated with the implementation and operation of an environmental management system), or in connection with obtaining or performing research related to potential or actual investments, industries, sectors, geographies or other relevant market, economic, geopolitical or similar data or trends, including risk analysis software;

(xxiii)   costs associated with individual or group Stockholders;

(xxiv)   fidelity bond, directors and officers errors and omissions liability insurance and other insurance premiums;

(xxv)   direct costs and expenses of administration, including printing, mailing, long distance telephone, copying and secretarial and other staff;

(xxvi)   fees, costs and expenses of winding up and liquidating the Fund’s assets;

(xxvii)  extraordinary expenses (such as litigation or indemnification);

(xxviii) all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings related to the Fund’s activities (including, without limitation, expenses relating to the preparation and filing of reports to be filed with the CFTC, reports, disclosures, filings and notifications prepared in connection with the laws and/or regulations of jurisdictions in which the Fund engages in activities, including any notices, reports and/or filings required under The Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and any applicable legislation implemented by an EEA Member state in connection with such Directive, in all cases as amended from time to time and any related regulations, and other regulatory filings, notices or disclosures of the Adviser relating to the Fund and its activities) and/or other regulatory filings, notices or disclosures of the Adviser and its affiliates relating to the Fund and its activities;

(xxix)   costs and expenses (including travel) in connection with the diligence and oversight of the Fund’s service providers;

(xxx)    any activities with respect to protecting the confidential or non-public nature of any information or data; and

(xxxi)   all other expenses incurred by the Adviser in connection with the business or operation of the Fund and its investments.

Notwithstanding the foregoing, the Fund may enter into a separate agreement, which shall be controlling over this Agreement, pursuant to which some or all of the foregoing expenses of this Section 4 shall be the responsibility of the other party or parties to that agreement.

SECTION 5.    Other Services.

All investment personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Fund.

SECTION 6.    Status of Adviser.

The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein or otherwise by the Fund’s Board of Directors, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser and any of its affiliates or related persons are free to render similar services to others and to use the research developed in connection with this Agreement for other advisory clients or affiliates. The Fund agrees that the Adviser may give advice and take action with respect to any of its other advisory clients which may differ from advice given or the timing or nature of action taken with respect to any client or account so long as it is the Adviser’s policy, to the extent practicable, to allocate investment opportunities to the client or account on a fair and equitable basis relative to its other advisory clients. It is understood that the Adviser shall not have any obligation to recommend for purchase or sale any investments which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Adviser, such transaction or investment appears unsuitable, impractical or undesirable for the Fund.

SECTION 7.    Liability of Adviser.

In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, or (b) reckless disregard by the Adviser of its obligations and duties hereunder, the Adviser and its officers, directors, shareholders, principals, employees or agents of, or any persons who control, are controlled by or are under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives (the “Indemnified Parties”) shall not be subject to any liability whatsoever to the Fund, or to any Stockholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any investment on behalf of the Fund.

SECTION 8.    Indemnification.

(a)        To the fullest extent permitted by law, the Fund shall, subject to Section 8(c) of this Agreement, indemnify the Indemnified Parties against, and hold them harmless from, all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the Indemnified Party, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the Indemnified Party by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnified Party’s office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the Indemnified Party may be or may have been involved as a party or otherwise, or with which such Indemnified Party may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of an Indemnified Party for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

(b)        Expenses, including counsel fees and expenses, incurred by any Indemnified Party (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the Indemnified Party to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 8(a) of this Agreement, so long as (i) the Indemnified Party provides security for the undertaking; (ii) the Fund is insured by or on behalf of the Indemnified Party against losses arising by reason of the Indemnified Party’s failure to fulfill his, her or its undertaking, or (iii) a quorum of the Independent Directors (excluding any director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement), or independent legal counsel, in a written opinion, determines, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

(c)        As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an Indemnified Party is liable to the Fund or its Stockholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnified Party’s office, indemnification shall be provided in accordance with Section 8(a) of this Agreement if: (i) approved as in the best interests of the Fund by a majority of the Independent Directors (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the Indemnified Party acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the Indemnified Party is not liable to the Fund or its Stockholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnified Party’s office or (ii) the Board of Directors secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the Indemnified Party against any liability to the Fund or its Stockholders to which the Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnified Party’s office.

(d)        Any indemnification or advancement of expenses made in accordance with this Section 8 shall not prevent the recovery from any Indemnified Party of any amount if the Indemnified Party subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its Stockholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnified Party’s office. In any suit brought by an Indemnified Party to enforce a right to indemnification under this Section 8 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 8 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the Indemnified Party has not met the applicable standard of conduct described in this Section 8. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 8, the burden of proving that the Indemnified Party is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 8 shall be on the Fund (or on any Stockholder acting derivatively or otherwise on behalf of the Fund or its Stockholders).

(e)        An Indemnified Party may not satisfy any right of indemnification or advancement of expenses granted in this Section 8 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Stockholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f)         The rights of indemnification provided in this Section 8 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 8 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Adviser or any Indemnified Party.

SECTION 9.    Duration and Termination.

This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Directors who are not parties to this Agreement or “interested persons” of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its “assignment.”

SECTION 10.  Definitions.

As used in this Agreement, the terms “assignment,” “interested person,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

SECTION 11.  Amendment of Agreement.

This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the 1940 Act.

SECTION 12.  Severability.

If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

SECTION 13.  Applicable Law.

This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

SECTION 14.  No Third-Party Beneficiaries.

No person or entity not a party to this Agreement shall be deemed a third-party beneficiary of this Agreement.

SECTION 15.  Notices.

Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party. Until further notice to the other party, the address of each party to this Agreement for this purpose shall be Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York 10281-1010.

SECTION 16.  Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

SECTION 17.  Representations and Warranties of the Adviser.

The Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Advisers Act and the Adviser agrees to maintain effective all material requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.

SECTION 18.  Fund Obligations.

The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon the Board of Directors and any of the Stockholders, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL (CANADA), L.P., by its general partner, BROOKFIELD INFRASTRUCTURE GP ULC

By:	/s/ David Krant
Name:	David Krant
Title:	Senior Vice President

BROOKFIELD INFRASTRUCTURE INCOME FUND INC.

By:	/s/ Chloe Berry
Name:	Chloe Berry
Title:	President

[Signature Page to Investment Advisory Agreement]